EXHIBIT 99.1

Edge Petroleum Corporation Announces 2007 Production, Reserves and Provides An Update to Its Strategic Alternative Review Process

HOUSTON, Feb. 7, 2008 (PRIME NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) (Nasdaq:EPEXP) announced today that its estimated production volume for 2007 was 24.1 billion cubic feet equivalent ("Bcfe"), an increase of 40% over 2006. Fifty-eight wells (29.9 net) were spud during 2007. Fifty of the 58 wells were logged as of year-end with 46 apparent successes and four dry holes for an apparent success rate of 92%. Three wells were drilling over year-end and were subsequently logged as apparent successes, five wells in Arkansas had operations temporarily suspended at year-end, and another two wells have been spud and logged as apparent successes since year-end. Edge's estimated average daily production rate for the month of January 2008 is 60 to 62 million cubic feet equivalent ("MMcfe").

At December 31, 2007, the Company's proved reserves of oil, natural gas liquids and natural gas totaled 163.4 Bcfe, comprised of 116.5 Bcf of natural gas, 4,773,000 barrels of natural gas liquids and 3,041,000 barrels of crude oil. This compares to 102.1 Bcfe of proved reserves as of December 31, 2006, for an increase of 60%. Natural gas and natural gas liquids represented 89% of year-end 2007 total proved reserves and 77% of total proved reserves were classified as proved developed.

John W. Elias, Edge's Chairman, President and CEO, commented on the 2007 operating results noting, "We ended 2007 with production and proved reserves lower than we expected, due primarily to the drilling of fewer wells than we had planned, a dry hole at a proved undeveloped location on the acquired properties in southeast Texas and a disappointing start to our Arkansas shale program where fracture stimulation during the completion of our initial wells caused communication with an underlying water bearing zone. Many of the planned 2007 wells have been deferred and some of the reserves we had originally expected to be classified as proved have been moved to a non-proved category, pushing many of these growth opportunities out into the future. We have recently reviewed our entire portfolio of assets and have identified significant drilling opportunities with a non-proven resource potential range of approximately 200 to 400 Bcfe on a net unrisked basis, excluding any shale gas potential. We still believe there may be significant resource potential associated with our Arkansas acreage. A substantial portion of our non-proven resource potential is ready to drill, but has been deferred due to the ongoing strategic assessment process discussed in more detail below."

Providing an update on Edge's strategic assessment process announced December 18, 2007, Elias further noted, "Working with Merrill Lynch, our financial advisor, we are continuing to conduct a thorough review and assessment of Edge's strengths and weaknesses, our competitive position and our asset base. After careful analysis, management and our Board of Directors believe that the best route to maximize shareholder value at this time is to focus on an assessment of a potential merger or sale of Edge. We are moving quickly to implement a process to explore this strategic alternative. We have not made a determination that the Company should be merged or sold and cannot guarantee that we will elect to consummate any such transaction. Consequently, we will continue to operate Edge in a manner designed to capture the most possible value for our shareholders. As a result of the process we are undertaking, we are not in a position to provide guidance about capital spending, production and cash flow at this time and any prior guidance is superseded. We are, however, in the process of selling a small group of non-core assets which are currently producing between 5 and 6 MMcfe per day and represents about 10 to 12 Bcfe of proved reserves. If successful, that sale should be effective late in the first quarter."

Edge does not expect to make further public comment regarding its strategic assessment process until the Board of Directors has approved a specific transaction or otherwise deems disclosure of significant developments to be appropriate.

Edge Petroleum Corporation is a Houston-based independent energy company which focuses its exploration, production and marketing activities in selected onshore basins in the United States. Edge stock is listed on the Nasdaq Global Select Market under the symbols "EPEX" and "EPEXP."

The Edge Petroleum Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3537

Statements regarding any evaluation, review, assessment or process, any transaction, including the timing or effects thereof, shareholder value, change in or continuation of current business plan, reserves, estimated volumes, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions, many of which are beyond Edge's ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include, but are not limited to, results of the Board's evaluation, any process or transaction, market conditions, availability of financing, Board and stockholder approvals, actions by third parties, Edge's financial and operational results, the availability or terms of any alternative or transaction, uncertainties, costs and delays relating to transactions, prices for oil and gas, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, and other factors detailed in the Risk Factors and other sections of Edge's most recent Form 10-K, Forms 10-Q and other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Cautionary Note to Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this document, such as non-proven, resource potential, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. These terms include reserves with substantially less certainty, and no discount or other adjustment is included in the presentation of such reserve numbers. U.S. Investors are urged to consider closely the disclosure in our Form 10-K, File No. 0-22149, available from us at 1301 Travis, Suite 2000, Houston, Texas 77002. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

CONTACT:  Edge Petroleum Corporation
          Michael G. Long, Chief Financial Officer
          (713) 654-8960